Exhibit 99.1

News Release

Hilb Rogal & Hobbs Company	Contact:	Gary S. Sharpe
4951 Lake Brook Drive, Suite 500	Phone:	(804) 935-3711
Glen Allen, Virginia 23060	Fax:	(804) 747-6046

FOR IMMEDIATE RELEASE

February 2, 2005

HILB ROGAL & HOBBS COMPANY DISCUSSES 2004 PRELIMINARY RESULTS

RICHMOND, VA—Hilb Rogal & Hobbs Company (NYSE: HRH), the world’s eighth largest insurance and risk management intermediary, announced today that despite total revenue growth of approximately 12% for the quarter ended December 31, 2004, earnings for the period will be below expectations. Based on preliminary data, operating net income per share is expected to be $0.45 to $0.48, compared with $0.55 per share in the same quarter of 2003.

“There were two main reasons for the earnings shortfall, both on the expense side,” said Martin L. “Mell” Vaughan III, HRH chairman and chief executive officer. “First, although we reduced expenses when rates abruptly softened in the second quarter, we deliberately decided to continue to invest in our major-account capabilities, which are an integral part of our five-year strategic growth plan. Industry developments in October 2004 reinforced our determination to maintain our long-term strategy despite near-term costs.

“The second reason relates to legal, compliance and claims expenses, which increased approximately $4 million from the year-ago quarter. These expenditures related to protection of restrictive covenants in employment contracts, compliance with Section 404 of the Sarbanes-Oxley Act, and various compliance actions in the wake of a civil lawsuit against Marsh & McLennan Companies by the New York attorney general. Legal, compliance and claims expenses for the full year 2004 increased about $6.5 million compared with 2003.”

Other factors influencing 2004 fourth-quarter results include a decline in override and contingent commissions of approximately $2.4 million, Vaughan said. Exclusive of override and contingent commissions, organic growth for the quarter is expected to be about 3%, reflecting improving new business sales under a sales process adopted in early 2004. In addition, 2003 fourth-quarter performance benefited from a lower annual effective tax rate.

For the year, total revenues are expected to increase approximately 10%, with growth driven by acquisitions and new business, partially offset by culling of underperforming producers. Operating net income per share is estimated at $2.28 to $2.31 for 2004, compared with $2.21 for 2003. Organic growth for the year is expected to be approximately 2%, reflecting continued softening in premium rates that began in the second quarter. Operating margin for 2004 is projected to be between 26% and 27%, compared with 27.4% in 2003. Operating margin is determined before taxes, interest and amortization and excludes non-operating gains, integration costs, a 2004 loss on debt extinguishment and a 2003 retirement-benefit charge.

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HILB ROGAL & HOBBS COMPANY DISCUSSES 2004 PRELIMINARY RESULTS	Page 2

“We believe that most of the fourth-quarter expenses ultimately will fortify our competitive strengths and enable us to take advantage of rapidly emerging long-term industry growth opportunities,” Vaughan said. “Looking forward, we will continue to defer specific guidance for 2005 until there is more clarity on litigation, regulatory and rate issues. Meanwhile, as an organization, we are capitalizing on our opportunities while managing costs strategically and prudently.”

HRH will announce fourth-quarter and 2004 financial results after the close of trading on Wednesday, February 23. A one-hour conference call with HRH executive management to discuss the results and business trends is scheduled for 8:30 a.m. Eastern Time on Thursday, February 24.

To participate in the conference call, please dial 800-573-4754 (domestic) or 617-224-4325 (international) with pass code 42558837. Call a few minutes before the event to register. Media and individuals will be placed in listen-only mode. To access a listen-only web cast of the conference call, please visit the Investor Relations page of the HRH website at www.hrh.com/ir and follow the links to Scheduled Events or Conference Calls.

A replay of the conference call will be available from 10:30 a.m. February 24 to March 3. To access the replay, dial 888-286-8010 with pass code 27636211. International callers may dial 617-801-6888. The replay also is available through the HRH website.

Hilb Rogal & Hobbs Company is the nation’s seventh largest insurance and risk management intermediary in the U.S. and eighth largest in the world. From offices throughout the U.S. and in London, HRH assists clients in managing risks in property and casualty, employee benefits and many other areas of specialized exposure. The company’s common stock is traded on the New York Stock Exchange, symbol HRH. More information about HRH may be found on the internet at www.hrh.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Hilb Rogal & Hobbs Company’s business that are not historical facts are “forward-looking statements” and involve risks and uncertainties. A discussion of risks and uncertainties, that could cause actual results to differ from those contained in forward-looking statements, can be found in “Risk Factors” in the company’s annual report on Form 10-K for the most recently ended fiscal year.

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HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION (Unaudited)

(In thousands, except per share data)

This news release contains references to financial measures that exclude certain charges and non-recurring items. The company believes that these adjusted financial measures provide additional measures of performance that investors can use to evaluate the company’s performance between reporting periods. The schedule below reconciles these financial measures to those prepared in accordance with accounting principles generally accepted in the United States (GAAP).

	PROJECTED NET INCOME PER SHARE ASSUMING DILUTION
	QUARTER ENDED 12/31/04		YEAR ENDED 12/31/04
	Low	High	Low	High
GAAP NET INCOME PER SHARE	$0.40	$0.43	$2.21	$2.24
Excluding:
Non-operating (gains) losses, net of tax	0.02	0.02	0.01	0.01
Integration costs, net of tax	—	—	0.03	0.03
Loss on extinguishment of debt, net of tax	0.03	0.03	0.03	0.03

OPERATING NET INCOME PER SHARE	$0.45	$0.48	$2.28	$2.31

	NET INCOME PER SHARE ASSUMING DILUTION
	QUARTER ENDED 12/31/03	YEAR ENDED 12/31/03
GAAP NET INCOME PER SHARE	$0.53	$2.06
Excluding:
Non-operating (gains) losses, net of tax	—	(0.01)
Integration costs, net of tax	0.02	0.07
Retirement benefit, net of tax	—	0.09

OPERATING NET INCOME PER SHARE	$0.55	$2.21

	OPERATING MARGIN	OPERATING REVENUE
	YEAR ENDED 12/31/03
GAAP NET INCOME / REVENUE	$74,954	$563,647
Excluding:
Non-operating (gains) losses	(385)	(385)
Amortization of intangibles	9,828	—
Interest expense	10,692	—
Integration costs	4,094	—
Retirement benefit	5,195	—
Income taxes	49,947	—

OPERATING MARGIN / REVENUE	$154,325	$563,262

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